		Exhibit 99(a)
HSBC Finance Corporation
Household Home Equity Loan Trust 2002-3

Original Principal
Class A	$ 977,470,000.00

Number of Notes (000's)
Class A	977,470

		2004 Totals
Class A
Class A Principal Distributions	254,005,587.99
Class B Interest Distributions	5,639,225.00